UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   ADOLF AF JOCHNICK
   PO BOX 71859
   W. HARTFORD, CT  06127
2. Date of Event Requiring Statement (Month/Day/Year)
   DECEMBER 31, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |                         |
                           |        |    | |                  | A/|           |  Owned at         |Indir |                         |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                         |
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                           |        |    | |                  |   |           |                   |      |                         |
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                           |        |    | |                  |   |           |                   |      |                         |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of    |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount |8.Price|9.Number of |10.|11.Nature of|
  Derivative  |version |Transaction    | Derivative    |cisable and      |  of Underlying    |of Deri| Derivative |Dir| Indirect   |
  Security    |or      |        |      | Securities    |Expiration       |  Securities       |vative | Securities |ect| Beneficial |
              |Exercise|        |      | Acquired(A) or|Date(Month/      |                   |Secu   | Benefi     |(D)| Ownership  |
              |Price of|        |      | Disposed of(D)|Day/Year)        |                   |rity   | ficially   |or |            |
              |Deriva- |        |      |               |Date    |Expir   |                   |       | Owned at   |Ind|            |
              |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number |       | End of     |ire|            |
              |Secu-   |        |    | |           | D |cisable |Date    |  of Shares        |       | Month      |ct |            |
              |rity    | Date   |Code|V|  Amount   |   |        |        |                   |       |            |(I)|            |
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Options       |$0.40625|12/31/97| T  | | 10000     | A |12/11/97|12/11/02|Common stock|10000 |(1)    | 10000      |D  |            |
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              |        |        |    | |           |   |        |        |            |      |       |            |   |            |
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Explanation of Responses:
(1) These options were granted pursuant to the Issuer's 1992 Equity Incentive Plan; therefore, no consideration was paid.

/s/David A. Grossman, Attorney-in-Fact            January 9, 1998
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SIGNATURE OF REPORTING PERSON                     DATE